Exhibit 99.1

CONTACT:	News Media Paul de la Plante (514) 590-6349	Under Embargo 11/6/2007
Investor Relations Dave Dunnewald (303) 279-6565

MOLSON COORS REPORTS 2007 THIRD QUARTER RESULTS
U.S. business records strongest-ever third quarter

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported higher income and earnings per share from continuing operations on increased net sales for the Company’s fiscal 2007 third quarter.
Key results for the Company’s fiscal third quarter ended September 30, 2007, compared to the fiscal third quarter ended September 24, 2006, include the following:

•	Net sales increased 6.9 percent to $1.69 billion.
•	Sales volume declined 0.2 percent to 11.2 million barrels, or 13.2 million hectoliters (HLs), primarily due to weather-related decline in sales in the Company’s U.K. business;
•	Total Company sales to retail (STRs) rose 2.1 percent. U.S. STRs rose 6.4 percent, while Canada STRs were up 0.8 percent. U.K. STRs declined 6.9 percent.
•	Cost of goods sold increased 8.8 percent to $987.3 million.
•	Marketing, general and administrative expenses rose 6.2 percent to $461.1 million.
•	Net income was $134.7 million
•
Excluding special and other one-time items, income from continuing operations (after tax) was $173.2 million, or $0.95 per diluted share, a 29.0 percent increase compared to $134.3 million, or $0.77 per diluted share, in the third quarter 2006. (See “Special and Other One-Time Items” and “Discontinued Operations” below.)

All $ amounts in U.S. dollars.  See tables below for reconciliations to nearest U.S. GAAP measures.

           Leo Kiely, Molson Coors president and chief executive officer, said, “We are pleased with the solid progress that Molson Coors Brewing Company achieved in the third quarter, with strong growth in both net sales and profitability.  We increased local currency net sales per barrel in all three of our businesses, and at the same time Coors Light grew more than 5 percent globally in the quarter.  In our two largest markets, the U.S. and Canada, we continued to gain market share on the strength of our strategic brands.  In the U.K, progress in reducing fixed overheads was offset by a charge to recognize increased liabilities for pension benefits, along with increased investments behind our core brands.
           “In addition,” continued Mr. Kiely, “we are very excited about our planned MillerCoors joint venture in the U.S. market, which we expect to generate substantial additional earnings and

        MOLSON COORS BREWING COMPANY

cash flow for Molson Coors Brewing Company over time, enabling us to compete even more effectively in an increasingly competitive global market.  This joint venture represents a huge step forward in our quest to become a top-performing global brewer.”
           In the first nine months of fiscal 2007, Molson Coors’ year-to-date incremental savings from merger synergies and next-generation cost savings programs totaled $109 million.  Foreign exchange rate movements increased total-company pretax income by approximately $11 million in the third quarter 2007.  The Company’s effective tax rate during the third quarter was negative 4 percent, down from positive 31 percent a year ago. Excluding special and other one-time items, the Company’s third quarter effective tax rate was 17 percent, down from 32 percent a year ago.

Following are the Company’s 2007 third quarter results by business segment:

Canada Business

Canada business pretax income was $164.3 million, excluding special and other one-time items, an 8.0 percent increase compared to the third quarter 2006.  This profit increase was driven primarily by favorable foreign exchange rates and lower general and administrative expenses.

Sales to retail increased 0.8 percent, driven by Molson’s strategic brand growth at a mid-single-digit percentage rate, which outpaced industry growth of approximately 0.5 percent during the quarter.  This performance includes high-single-digit growth by Coors Light and double-digit growth by Rickard’s, Creemore, Carling, and partner import brands.  Molson Canadian experienced a low-single-digit volume decline.  Year-over-year market share increased slightly in the third quarter, representing the second consecutive quarter of share growth and Molson Canada’s best year-to-date third quarter share performance in six years.  Net sales declined 1 percent in local currency versus a year ago, driven by lower sales volume related to the timing of the Canada Day holiday in our fiscal calendar versus a year ago. Net revenue per barrel increased approximately 1 percent in local currency.
Cost of goods sold per barrel increased approximately 6 percent in local currency, driven by a shift in sales mix to higher-cost super premium and partner import brands, as well as the impact of spreading fixed costs over a smaller volume base.  Synergies and other cost savings in the quarter largely offset input cost inflation.  Marketing, general and administrative expenses decreased approximately 9 percent in local currency with reductions in both marketing and sales investments and general and administrative expense.

United States Business

U.S. business pretax income grew 8.4 percent to a third-quarter record $80.5 million compared to the third quarter 2006, excluding special items.  The increase was driven by 3.4 percent growth in sales volume and higher net pricing, along with continued savings from cost-reduction initiatives. Net sales increased 6.1 percent versus a year ago.
U.S. business 50-states sales to retail increased 6.9 percent in the quarter, driven by mid-single-digit growth by Coors Light, strong double-digit growth by Blue Moon and low-double-digit growth by Keystone Light.  Coors Banquet grew at a high-single-digit rate in the quarter. These results reflect the tenth consecutive quarter of growth for Coors Light and the second consecutive growth quarter for Coors Banquet.  U.S volume to wholesalers grew 3.4 percent during the quarter due to strong sales-to-retail growth, partially offset by a difference in the year-over-year alignment of the Company’s fiscal calendar.
During the quarter, the increase in the cost of goods per barrel was limited to 1.7 percent, as higher commodity, transportation and packaging material costs were largely offset by more than $13 million in cost savings initiatives, as well as lower depreciation expense.  Marketing, general and administrative expense rose 6.5 percent in the third quarter, due primarily to increased incentive compensation expense and increased brand-building and sales investments.

        MOLSON COORS BREWING COMPANY

Europe Business

Europe business pretax income was $23.7 million excluding special items, a decrease of 35.7 percent versus the third quarter of 2006.  Lower income was primarily due to a charge of $11.1 million to recognize increased liability for pension benefit payments, composed of a $4.7 million charge in Europe cost of goods sold and $6.4 million in marketing, general and administrative expense. Excluding this charge, Europe pretax income without special items declined 5.5 percent, driven by volume reductions resulting from unusually cool, rainy weather and recently enacted smoking bans, along with increased brand investments.
Higher revenue per barrel and favorable foreign exchange rates partially offset the effects of poor weather, smoking bans and highly competitive market conditions during the quarter.  The Europe business experienced its third straight quarter of growth in owned-brand net pricing, as prices increased nearly 4 percent during the third quarter.
Cost of goods sold for U.K. owned-brands increased by approximately 7 percent per barrel in local currency during the quarter, driven by the above-mentioned pension charge, negative fixed cost leverage over lower volumes, and inflation.  Cost savings from supply chain cost initiatives partially offset the increase.  Marketing, general and administrative costs in the U.K. increased by approximately 10 percent in local currency during the quarter, due to the pension charge mentioned above and increased marketing spending for the continuing roll-out of new ad campaigns for Carling and C2 and for the re-launch of Coors Light.

Corporate Expenses

The Company’s Corporate general and administrative expenses totaled $26.8 million in the third quarter 2007, a slight decrease from a year ago, as lower legal and outside services costs were partially offset by expenses for high return projects. In the third quarter 2007, corporate net interest expense, excluding interest income from trade loans in the U.K., was $27.2 million; $4.1 million lower than a year ago. This reduction was driven by lower average net debt balances in 2007 and lower average interest rates due to the company’s debt restructure, which was completed in July.

Special and Other One-time Items

During the third quarter 2007, the Company reported pretax special charges of $55.3 million, including a $43.2 million charge in Canada related to the closure of the Company’s brewery in Edmonton, Alberta. Approximately $32.4 million of this charge is a non-cash write-down of the value of the brewery fixed assets to the estimated sale value. The balance is primarily related to

        MOLSON COORS BREWING COMPANY

termination benefits and other closure related costs.  Pretax special charges of $2.8 million in the U.S. and $3.4 million in Europe were due to supply chain restructurings in each of these businesses. In addition, Europe recognized a special charge of $3.9 million related to the increased liabilities for pension benefits. Corporate special charges of $2.0 million in the quarter were related to the Company’s proposed U.S. joint venture with Miller Brewing Company.

One-time items during the third quarter 2007 included $24.5 million of debt extinguishment costs in July to repurchase $625 million of the company’s 6-3/8% Senior Notes due 2012.  In addition, one-time tax benefits reduced the Company’s reported tax expense by $13 million in the third quarter 2007.  The non-recurring tax benefits were related to revaluation of the Company’s deferred tax assets and liabilities for a 2 percentage-point reduction in the U.K. corporate income tax rate, and other changes in U.K. tax law.
In the third quarter of 2006, the Company reported a $9.0 million one-time benefit related to a reduction in its financial guarantee obligations to the Montreal Canadiens Hockey Club.

Discontinued Operations

The Company reports results for its former Brazilian unit, Cervejarias Kaiser (“Kaiser”) as discontinued operations.  The Company reported net loss of $0.4 million from discontinued operations during the quarter arising from a small increase in the indemnity liability estimates related to Kaiser.

2007 Third Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company’s 2007 third quarter results.  The Company will provide a live webcast of the earnings call.  Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on December 31, 2007.

Reconciliations to Nearest U.S. GAAP Measures

2007 Third Quarter After-tax Income From Continuing Operations, Excluding Special and Other One-time Items
 (Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)		3rd Q 2007	3rd Q 2006
U.S. GAAP: After-tax income from continuing operations:		$135.1	$122.4
	Per diluted share	$0.74	$0.70
Add back: Pretax special items - net		55.3	28.5
Add back (minus): Other one-time items		24.5	(9.0)

        MOLSON COORS BREWING COMPANY

Minus: Tax effect on special items and other one-time items		(41.7)	(7.6)
Non-GAAP: After-tax income from continuing operations, excluding special and other one-time items:		$173.2	$134.3
	Per diluted share:	$0.95	$0.77

        MOLSON COORS BREWING COMPANY

2007 Third Quarter Pretax Income From Continuing Operations, Excluding Special and Other One-time Items (Note: Some numbers may not sum due to rounding.)
	Business				Total
(In millions of $US)	Canada	U.S.	Europe	Corporate	Consolidated
U.S. GAAP: 2007 3rd Q pretax income (loss) from continuing operations – reported	$121.1	$77.7	$16.4	($80.3)	$134.9
Add back: Pretax special items – net	43.2	2.8	7.3	2.0	55.3
Plus: Debt Extinguishment Costs	-	-	-	24.5	24.5
Non-GAAP: 2007 3rd Q Pretax income (loss) from continuing operations, excluding special and other one-time items	$164.3	$80.5	$23.7	($53.8)	$214.7
Percent change 2007 3rd Q vs. 2006 3rd Q pretax from continuing operations, excluding special and other one-time items	8.0%	8.4%	-35.7%	-8.3%	5.0%
U.S. GAAP: 2006 3rd Q pretax income (loss) from continuing operations	$161.1	$48.8	$34.6	($59.4)	$ 185.1
Plus: Pretax special items – net	-	25.5	2.3	0.7	28.5
Minus: Guarantee re-evaluation related to the Montreal Canadians (other income)	(9.0)	-	-	-	(9.0)
Non-GAAP: 2006 3rd Q Pretax income (loss) from continuing operations, excluding special and other one-time items	$152.1	$74.3	$36.9	($58.7)	$204.6

Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special and Other One-time Items should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special and Other One-time Items is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special and Other One-time Items as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

        MOLSON COORS BREWING COMPANY

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to complete, or to realize the anticipated cost savings and other benefits from our planned MillerCoors joint venture; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006

Volume in barrels	11,217	11,243	31,595	31,286

Sales	$2,257,233	$2,126,652	$6,152,452	$5,800,645
Excise taxes	(571,825)	(549,828)	(1,562,166)	(1,486,950)
Net Sales	1,685,408	1,576,824	4,590,286	4,313,695
Cost of goods sold	(987,304)	(907,305)	(2,724,363)	(2,553,949)
Gross profit	698,104	669,519	1,865,923	1,759,746
Marketing, general and administrative expenses	(461,050)	(434,106)	(1,314,742)	(1,271,245)
Special items, net	(55,337)	(28,453)	(88,947)	(81,124)
Operating income	181,717	206,960	462,234	407,377
Interest expense, net	(24,229)	(28,268)	(75,514)	(97,117)
Debt extinguishment costs	(24,478)	-	(24,478)	-
Other income, net	1,919	6,421	18,112	9,225
Income from continuing operations before income taxes and minority interests	134,929	185,113	380,354	319,485
Income tax benefit (expense)	5,692	(57,628)	(28,044)	(45,225)
Income from continuing operations before minority interests	140,621	127,485	352,310	274,260
Minority interests in net income of consolidated entities	(5,507)	(5,100)	(13,615)	(12,803)
Income from continuing operations	135,114	122,385	338,695	261,457
(Loss) gain from discontinued operations, net of tax	(442)	13,409	(14,653)	327
Net income	$134,672	$135,794	$324,042	$261,784

Basic income (loss) per share:
From continuing operations	$0.75	$0.71	$1.90	$1.52
From discontinued operations	-	0.08	(0.08)	-
Basic net income per share	$0.75	$0.79	$1.82	$1.52

Diluted income (loss) per share:
From continuing operations	$0.74	$0.70	$1.87	$1.51
From discontinued operations	-	0.08	(0.08)	-
Diluted net income per share	$0.74	$0.78	$1.79	$1.51

Weighted average shares - basic	179,426	172,320	178,170	171,866
Weighted average shares - diluted	181,707	173,566	180,783	172,992

Dividends per share	$0.16	$0.16	$0.48	$0.48

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CANADA SEGMENT RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006

Volume in barrels	2,283	2,339	6,262	6,183

Sales	$704,695	$673,630	$1,829,090	$1,747,418
Excise taxes	(158,549)	(158,634)	(410,555)	(406,819)
Net sales	546,146	514,996	1,418,535	1,340,599
Cost of goods sold	(263,577)	(237,652)	(728,143)	(661,845)
Gross profit	282,569	277,344	690,392	678,754
Marketing, general and administrative expenses	(119,636)	(122,223)	(336,426)	(336,637)
Special items, net	(43,243)	-	(71,453)	-
Operating income	119,690	155,121	282,513	342,117
Other income, net	1,374	5,941	18,540	7,744
Earnings before income taxes	$121,064	$161,062	$301,053	$349,861

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED STATES SEGMENT RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006

Volume in barrels	6,471	6,257	18,300	17,643

Sales	$857,243	$809,833	$2,418,897	$2,285,209
Excise taxes	(117,596)	(112,448)	(330,404)	(314,771)
Net sales	739,647	697,385	2,088,493	1,970,438
Cost of goods sold	(458,533)	(435,908)	(1,283,506)	(1,231,077)
Gross profit	281,114	261,477	804,987	739,361
Marketing, general and administrative expenses	(200,686)	(188,419)	(582,138)	(560,939)
Special items, net	(2,768)	(25,506)	(2,768)	(73,652)
Operating income	77,660	47,552	220,081	104,770
Other income, net	81	1,231	979	3,135
Earnings before income taxes	$77,741	$48,783	$221,060	$107,905

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
EUROPE SEGMENT RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006

Volume in barrels	2,463	2,647	7,033	7,460

Sales	$693,648	$641,547	$1,900,335	$1,763,965
Excise taxes	(295,680)	(278,746)	(821,207)	(765,360)
Net sales	397,968	362,801	1,079,128	998,605
Cost of goods sold	(263,904)	(233,533)	(710,961)	(659,635)
Gross profit	134,064	129,268	368,167	338,970
Marketing, general and administrative expenses	(113,917)	(96,288)	(317,719)	(288,480)
Special items, net	(7,281)	(2,287)	(12,681)	(8,173)
Operating income	12,866	30,693	37,767	42,317
Interest income, net	2,926	2,941	8,628	8,630
Other income (expense), net	672	1,006	(919)	1,466
Earnings before income taxes	$16,464	$34,640	$45,476	$52,413

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CORPORATE RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006

Net sales (1)	$1,647	$1,642	$4,130	$4,053
Cost of goods sold (1)	(1,290)	(212)	(1,753)	(1,392)
Gross profit	357	1,430	2,377	2,661
General and administrative expenses	(26,811)	(27,176)	(78,459)	(85,189)
Special items, net	(2,045)	(660)	(2,045)	701
Operating loss	(28,499)	(26,406)	(78,127)	(81,827)
Interest expense, net	(27,155)	(31,209)	(84,142)	(105,747)
Debt extinguishment costs	(24,478)	-	(24,478)	-
Other expense, net	(208)	(1,757)	(488)	(3,120)
Loss before income taxes	$(80,340)	$(59,372)	$(187,235)	$(190,694)

(1) The amounts shown are reflective of revenues and costs associated with the marketing of the Company's intellectual property, including trademarks and brands.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	As of
	September 30, 2007	December 31, 2006

Assets

Cash and cash equivalents	$231,334	$182,186
Receivables, net	841,719	828,599
Total inventories, net	381,270	319,538
Other, net	115,883	128,033
Total current assets	1,570,206	1,458,356

Properties, net	2,679,775	2,421,484
Goodwill and intangibles assets, net	8,367,641	7,363,970
Other	523,636	359,603
Total assets	$13,141,258	$11,603,413

Liabilities and stockholders' equity

Accounts payable	$315,771	$419,650
Accrued expenses and other	1,207,079	1,376,025
Short-term borrowing and current portion of long-term debt	37,978	4,441
Total current liabilities	1,560,828	1,800,116

Long-term debt	2,246,130	2,129,845
Pension and post-retirement benefits	712,460	753,697
Other	1,646,722	1,055,617
Total liabilities	6,166,140	5,739,275

Minority interests	45,861	46,782

Total stockholders' equity	6,929,257	5,817,356
Total liabilities and stockholders' equity	$13,141,258	$11,603,413

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006

Cash flows from operating activities:
Net income	$324,042	$261,784
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	254,896	338,456
Change in working capital and other, net	(250,326)	86,506
Net cash provided by operating activities	328,612	686,746

Cash flows from investing activities:
Additions to properties and intangible assets	(329,409)	(314,872)
Proceeds from sale of assets and business, net	35,615	126,178
Other, net	(24,412)	(777)
Net cash used in investing activities	(318,206)	(189,471)

Cash flows from financing activities:
Issuance of stock under equity compensation plans	179,345	40,509
Dividends paid	(99,100)	(94,717)
Net proceeds from (payments on) debt	(25,390)	(286,112)
Other, net	(26,000)	(25,192)
Net cash provided by (used in) financing activities	28,855	(365,512)

Cash and cash equivalents:
Net increase in cash and cash equivalents	39,261	131,763
Effect of foreign exchange rate changes on cash and cash equivalents	9,887	7,961
Balance at beginning of year	182,186	39,413
Balance at end of period	$231,334	$179,137